Exhibit 5.1

DLA Piper llp (us) The Marbury Building 6225 Smith Avenue Baltimore, Maryland 21209-3600 www.dlapiper.com T 410.580.3000 F 410.580.3001
May 17, 2010
Getty Realty Corp.
125 Jericho Turnpike
Suite 103
Jericho, New York 11753
Re:   Registration Statement on Form S-3
Ladies and Gentlemen:
We serve as counsel to Getty Realty Corp., a Maryland corporation (the “Company”), and have been requested to render this opinion in connection with the issuance by the Company of 4,500,000 shares of the Company’s common stock, $0.01 par value per share, and an additional 675,000 shares which may be sold upon exercise of an option to cover over-allotments (the “Shares”), as more fully described in the Registration Statement on Form S-3 (File no. 333-165738) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on March 26, 2010 and amended on April 20, 2010 (the “Registration Statement”), as supplemented by the Prospectus Supplement, dated May 13, 2010 (the “Prospectus Supplement”). The Shares are issuable pursuant to an Underwriting Agreement, dated as of May 13, 2010, among the Company, and J.P. Morgan Securities Inc. and BofA Merrill Lynch, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as represtatives of the several underwriters listed on Schedule I attached thereto (the “Underwriting Agreement”).
In rendering the opinion expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):
     (a) The Registration Statement;
     (b) The Prospectus, dated April 20, 2010, as supplemented by the Prospectus Supplement, filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations promulgated under the Securities Act;
     (c) The charter of the Company, filed with State Department of Assessments and Taxation of the State of Maryland (the “SDAT”), as amended and supplemented to the date hereof, and as in full force and effect on the date hereof (in the form attached to the Certificate (as defined below)) (the “Charter”);
     (d) The Bylaws of the Company, as in effect on the date hereof (in the form attached to the Certificate) (the “Bylaws”);
     (e) Resolutions adopted by the Board of Directors of the Company (the “Registration Statement Resolutions”), relating to, among other matters, the authorization of the filing of the Registration Statement (in the form attached to the Certificate);
     (f) Resolutions adopted by the Board of Directors of the Company (the “Offering Resolutions”), relating to, among other matters, the appointment of, and delegation of power to, a Pricing Committee of the Board of Directors (the “Pricing Committee”) and the sale and issuance of the Shares (in the form attached to the Certificate);

Getty Realty Corp.
May 17, 2010
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     (g) Resolutions adopted by the Pricing Committee (the “Pricing Committee Resolutions” and, together with the Registration Statement Resolutions and the Offering Resolutions, collectively, the “Resolutions”), relating to, among other matters, the authorization and approval of the Underwriting Agreement and the sale and issuance of the Shares (in the form attached to the Certificate);
     (h) The Underwriting Agreement;
     (i) A good standing certificate for the Company, dated as of May 12, 2010, issued by the SDAT; and
     (j) A certificate executed by the Secretary of the Company (the “Certificate”), dated as of the date hereof, as to certain factual matters.
In examining the Documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), the absence of other agreements or understandings among the parties that would modify the terms of the proposed transactions or the respective rights or obligations of the parties thereunder and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power and authority (corporate, trust, partnership or other) to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action (corporate, trust, partnership or other) and the valid execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof with respect to such parties. As to any facts material to this opinion, we have relied solely upon the Certificate.
We further assume that the issuance of the Shares will not cause any person to violate the Common Stock Ownership Limit provisions of the Charter.
Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:
     (1) The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.
     (2) The issuance of the Shares has been duly authorized and, when and to the extent issued in accordance with the Resolutions and the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.
In addition to the qualifications set forth above, the foregoing opinion is further qualified as follows:
     (a) The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in the law which may hereafter occur.

Getty Realty Corp.
May 17, 2010
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     (b) We do not express any opinion herein concerning any law other than the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing). The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.
     (c) We express no opinion as to compliance with the securities (or “blue sky”), broker licensing, real estate syndication or mortgage lending laws of any jurisdiction.
     (d) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.
We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K that is incorporated by reference in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
DLA Piper LLP (US)
/s/ DLA Piper LLP (US)